November 2025 Dow Jones Industrial Average Futures Excess Return Index Supplement to the Underlier Supplement, the Prospectus Supplement and the Prospectus, each as may be amended from time to time, that form a part of Registration Statement No. 333-284538

Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-284538

GS Finance Corp. Medium-Term Notes, Series F guaranteed by The Goldman Sachs Group, Inc.

Dow Jones Industrial Average Futures Excess Return Index

Overview

This section constitutes only a brief overview of the Dow Jones Industrial Average Futures Excess Return Index. The index is described in more detail under “The Underliers — Dow Jones Industrial Average Futures Excess Return Index” in the underlier supplement referred to in “About This Index Supplement” below.

The Dow Jones Industrial Average Futures Excess Return Index (current Bloomberg symbol: “DJIAFP Index”), which we also refer to in this index supplement as the “index,” measures the performance of the nearest maturing quarterly E-mini Dow ($5) futures contract (which is the E-mini Dow Jones Industrial AverageSM futures contract (symbol: “YM”)) trading on the Chicago Mercantile Exchange. The Dow Jones Industrial Average® Index is a price-weighted index composed of 30 stocks that measures the performance of some of the largest U.S. companies.

The index has a base date of June 14, 2002, with a base value of 100, as adjusted, and is calculated, maintained and published by S&P Dow Jones Indices LLC.

We have derived all information contained in this index supplement regarding the index from publicly available information. Additional information about the index is available on the following website: spglobal.com/spdji/en/indices/other-strategies/dow-jones-industrial-average-futures-index. We are not incorporating by reference the website or any material it includes in this index supplement.

Quick Facts		Historical Performance
Sponsor	S&P Dow Jones Indices LLC

The graph below shows the daily historical closing levels of the index from January 2, 2020 through November 3, 2025. As a result, the below graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification. You should not take the historical levels of the index as an indication of its future performance.

Calculation Agent	S&P Dow Jones Indices LLC
Index Currency	USD
Bloomberg Ticker	DJIAFP
Rebalancing	Quarterly
Index Members	Variable
Geographical Coverage	US
Annualized Return and Annualized Volatility
Type	Excess Return

The following table provides the annualized return and annualized volatility of the index for each applicable period ended November 3, 2025. Annualized return represents the average rate of return per annum, calculated as the geometric average of the percentage change of the index during the applicable time period. Annualized volatility is a measure of the historical variability of returns, and is calculated as the square root of 252 multiplied by the sample standard deviation of the daily logarithmic returns of the index during the applicable time period. You should not take any annualized return or annualized volatility information regarding the index as an indication of its future performance.

Launch Date	April 8, 2015		Annualized Return	Annualized Volatility
History Available Since	June 14, 2002	1 Year	8.75%	16.98%
		3 Years	10.01%	13.78%
		5 Years	9.63%	14.80%
		Since January 2, 2020	7.53%	19.92%

Your investment in securities linked to the index involves certain risks. See “Selected Risk Factors” on page S-3 to read about investment risks relating to such securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this index supplement, the applicable pricing supplement, the applicable product supplement, if any, the applicable general terms supplement, if any, the accompanying underlier supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

November 2025 Dow Jones Industrial Average Futures Excess Return Index Supplement dated November 24, 2025.

November 2025 Dow Jones Industrial Average Futures Excess Return Index Supplement Dated November 24, 2025

Comparative Performance Data

Index Performance Compared to its Parent Index and a Select Broad-Based Stock Index

For comparative purposes, the graph below shows the performance, from January 2, 2020 through November 3, 2025, of the Dow Jones Industrial Average Futures Excess Return Index (in black), the Dow Jones Industrial Average® (in blue) and a broad-based equity index, the S&P 500® Index (in green). The S&P 500® Index seeks to track a representative sample of 500 companies in leading industries of the U.S. economy.

For comparative purposes, each of the Dow Jones Industrial Average Futures Excess Return Index, the Dow Jones Industrial Average® and the S&P 500® Index have been adjusted to have a closing level of 100.00 on January 2, 2020 by dividing the applicable closing level on each day by that index’s closing level on January 2, 2020 and multiplying the quotient by 100.00.

The daily historical closing levels of the indices used to create this graph were obtained from Bloomberg Financial Services, without independent verification. You should not take this graph or the historical closing levels of the indices used to create this graph as an indication of the future performance of any index, including the Dow Jones Industrial Average Futures Excess Return Index, or the correlation (if any) between the level of the Dow Jones Industrial Average Futures Excess Return Index and the levels of the Dow Jones Industrial Average® or the S&P 500® Index.

Comparative Performance of the Dow Jones Industrial Average Futures Excess Return Index (DJIAFP), the Dow Jones Industrial Average® (INDU) and a Broad-Based Stock Index (SPX)

Index Annualized Return Compared to its Parent Index and a Select Broad-Based Stock Index

The following table provides a comparison of the annualized returns of the Dow Jones Industrial Average Futures Excess Return Index, the Dow Jones Industrial Average® and the S&P 500® Index for the applicable period ended November 3, 2025. Annualized return represents the average rate of return per annum, calculated as the geometric average of the percentage change of the applicable index during the applicable time period. You should not take the annualized returns of the indices as an indication of the future performance of any index, including the Dow Jones Industrial Average Futures Excess Return Index.

Comparison of Annualized Returns of the Dow Jones Industrial Average Futures Excess Return Index, the Dow Jones Industrial Average® and a Broad-Based Stock Index

	1 Year	3 Years	5 Years	Since January 2, 2020
S&P 500® Index	19.61%	22.58%	15.25%	13.58%
Dow Jones Industrial Average®	12.57%	13.94%	11.49%	8.84%
Dow Jones Industrial Average Futures Excess Return Index	8.75%	10.01%	9.63%	7.53%

November 2025 Dow Jones Industrial Average Futures Excess Return Index Supplement Dated November 24, 2025

Selected Risk Factors

An investment in securities linked to the index is subject to the risks described below as well as the risks and considerations described in the accompanying underlier supplement no. 46, the applicable pricing supplement, the applicable product supplement, if any, the applicable general terms supplement, if any, the accompanying prospectus supplement and the accompanying prospectus. The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 46. References below to “reference equity index” mean the “Dow Jones Industrial Average®”.

•
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
•
Your Securities Are Subject to the Credit Risk of GS Finance Corp., as Issuer, and the Credit Risk of The Goldman Sachs Group, Inc., as Guarantor
•
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
•
If the Value of an Underlier Changes, the Market Value of Your Securities May Not Change in the Same Manner
•
The Return on Your Securities Will Not Reflect Any Dividends Paid on Any Underlier Stock
•
You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
•
Past Performance is No Guide to Future Performance
•
The Policies of the Underlier Sponsor and Changes That Affect the Equity Futures Index or the Securities Comprising the Reference Equity Index Could Affect the Payment Amount on Your Securities and Their Market Value
•
Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Reference Equity Index, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Issuers of Securities Comprising the Reference Equity Index or Own the Underlying Futures Contracts, There Is No Affiliation Between Us and the Issuers of Securities Comprising the Reference Equity Index
•
Linking to an Equity Futures Contract Is Different From Linking to the Applicable Reference Equity Index
•
Negative Roll Yields Will Adversely Affect the Level of the Equity Futures Index Over Time and Therefore the Amount Payable on the Securities
•
Futures Contracts Are Not Assets with Intrinsic Value
•
You Have No Rights in Any Futures Contract Tracked by the Dow Jones Industrial Average Futures Excess Return Index, the Nasdaq-100 Futures Excess Return™ Index, the Russell 2000® Futures Excess Return Index or the S&P 500® Futures Excess Return Index, As Applicable
•
Owning the Securities Is Not the Same as Directly Owning the Securities or Futures Contract Directly or Indirectly Tracked by the Dow Jones Industrial Average Futures Excess Return Index, the Nasdaq-100 Futures Excess Return™ Index, the Russell 2000® Futures Excess Return Index or the S&P 500® Futures Excess Return Index
•
Suspension or Disruptions of Market Trading in Stocks or Futures Contracts May Adversely Affect the Value of the Securities

November 2025 Dow Jones Industrial Average Futures Excess Return Index Supplement Dated November 24, 2025

About This Index Supplement

GS Finance Corp. may use this index supplement in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC (GS&Co.), or any other affiliate of GS Finance Corp., may use this index supplement in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this index supplement is being used in a market-making transaction.

This index supplement constitutes a supplement to the documents listed below and therefore should be read in conjunction with such documents:

•
Underlier supplement no. 46 dated September 22, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

We have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this index supplement, the accompanying underlier supplement no. 46, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This index supplement addendum is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this index supplement addendum, the accompanying index supplement no. 46, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.